EXHIBIT 10.1
LaCrosse Footwear, Inc.
2011 Annual Incentive Compensation Plan Document

Objective/Overview
The LaCrosse Footwear, Inc. Incentive Compensation Plan (the “Plan”) is designed to reward performance based on the achievement of desired annual corporate results. The Plan seeks to drive positive performance by targeting our greatest opportunity to increase shareholder value, which we’ve identified as profitable sales growth. The financial metrics for 2011 are net sales and operating profit.
LaCrosse funds the Plan solely from Company profits. The Company must achieve at least 75% of planned/budgeted 2011 operating profit in order for any Incentive Compensation payout, regardless of the achievement of any other performance metric. Our Board of Directors approves the budgeted net sales and operating profit annually.
The guidelines for the 2011 Incentive Compensation Plan are as follows:
Plan Year and Eligibility Requirements
The incentive compensation plan year runs from January 1st through December 31st. All non-union LFI employees are eligible for the Incentive Compensation Plan unless the individual is on a Sales Commission Plan or another incentive compensation plan administered by a wholly-owned subsidiary of LaCrosse Footwear, Inc. No employee can be on more than one incentive compensation plan. Employees hired during the Plan year are eligible effective with their date of hire.
The employee must be employed by the Company on the payment date in order to receive any incentive compensation payout. Incentive compensation is not earned until paid. The payment date is anticipated to be by the end of the first quarter of 2012, but the timing is at the discretion of the Company.
An employee must have a minimum individual performance rating of “3” to be eligible to receive any incentive compensation payout. An employee whose last overall performance rating is “1” or a “2” or is on written warning, will not be eligible to receive incentive compensation until such time as the associated corrective action plan has been successfully completed.
Incentive Payout Calculation
The incentive compensation payout, if any, is based on the individual’s pro-rated annual base pay (plus overtime earnings).
An individual’s incentive compensation target is set as a percentage of annual base pay. The incentive target compensation level for each employee is commensurate with his or her duties and responsibilities within the organization. The target levels are reviewed annually and employees are notified of any changes. Changes in target incentive compensation percentage are pro-rated for the months each rate is in effect.

Communication
To ensure the success of our Incentive Compensation Plan, we will inform each participant of their target compensation percentage and the specific corporate performance targets. In addition, we will provide an update of the Company’s operating results and incentive compensation targets periodically throughout the year.
Company’s Discretion
The Company has full authority to modify, change, amend or terminate this Plan at its complete discretion.
FINANCIAL COMPONENTS
The financial components or metrics will be computed at the corporate level as follows:

50%	Net Sales

50%	Operating Profit
50% — NET SALES
Incentive compensation payouts will be computed according to actual Net Sales results for 2011.

Actual results versus budget	Incentive Compensation Amount
< 94% of budget net sales	No incentive compensation payout on this portion of the plan.

Equal to or > 94% of budget net sales	Incentive compensation based on an incremental scale. There is no cap.
50% — OPERATING PROFIT
Incentive compensation payouts will be computed according to actual Operating Profit results for 2011.

Actual results versus budget	Incentive Compensation Amount
< 75% of budget operating profit	No incentive compensation payout on entire plan.

Equal to or >75% of budget operating profit	Incentive compensation based on an incremental scale. There is no cap.
Extraordinary Items and Board of Directors Approval:
Extraordinary items will be evaluated by the Compensation Committee of the LaCrosse Footwear, Inc. Board of Directors on a case-by-case basis as to the impact on incentive compensation. Extraordinary items include items/events which are non-recurring and are not reflective of the on-going operation of the business as well as items considered to be beyond management control.
All payments under this Plan are subject to Compensation Committee recommendation and Board of Directors approval, after the audit of the Company’s year-end financial statements has been completed.